Exhibit 10.1

SEPARATION AGREEMENT AND RELEASE

This Separation Agreement and Release (“Agreement”) is made by and between Sanjay Kapoor (“Employee”) and A10 Networks, Inc. (the “Company”) (collectively referred to as the “Parties” or individually referred to as a “Party”).

RECITALS

WHEREAS, Employee was employed by the Company;

WHEREAS, Employee signed an Employment, Confidential Information and Invention Assignment Agreement dated March 30, 2015 (the “Confidentiality Agreement”);

WHEREAS, on April 30, 2015, the Company granted Employee an award of restricted stock units, grant number 001579 (the “RSUs”), covering a total of 95,000 shares of the Company’s common stock (“Shares”) subject to the terms and conditions of the Company’s 2014 Equity Incentive Plan (the “Plan”) and a restricted stock unit award agreement thereunder (the “RSU Agreement”);

WHEREAS, on February 12, 2016, the Company granted Employee an award of performance-based restricted stock units, grant number 001867 (the “PSUs”), covering a target number of Shares equal to 29,000, subject to the terms and conditions of the Plan and a performance-based restricted stock unit award agreement thereunder (the “PSU Agreement”);

WHEREAS, on February 12, 2016, the Company granted Employee an award of stock options, grant number 001866 (the “Option”), to purchase 35,500 Shares subject to the terms and conditions of the Plan and a stock option award agreement thereunder (the “Option Agreement,” and together with the Plan, RSU Agreement and PSU Agreement, the “Stock Agreements”);

WHEREAS, Employee entered into a Change in Control and Severance Agreement with the Company on March 30, 2015 (the “Change in Control Agreement”);

WHEREAS, Employee separated from employment with the Company effective March 18, 2016 (the “Separation Date”); and

WHEREAS, the Parties wish to resolve any and all disputes, claims, complaints, grievances, charges, actions, petitions, and demands that the Employee may have against the Company and any of the Releasees as defined below, including, but not limited to, any and all claims arising out of or in any way related to Employee’s employment with or separation from the Company;

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NOW, THEREFORE, in consideration of the mutual promises made herein, the Company and Employee hereby agree as follows:

COVENANTS

1.Consideration. Employee acknowledges and agrees that Employee is not entitled to receive any severance payments or benefits pursuant to his Change in Control Agreement or any other agreement or arrangement with the Company or its affiliates. Accordingly, Employee acknowledges and agrees that unless this Agreement becomes effective and irrevocable, (x) Employee is not otherwise entitled to any payments and benefits set forth in this Agreement, and (y) Employee will not receive any such payments and benefits.

a. The Company agrees to pay Employee a lump sum cash amount equivalent to nine (9) months of Employee’s base salary for a total of One Hundred Ninety Five Thousand Dollars and Zero Cents ($195,000.00) less applicable withholdings within ten (10) business days after the Effective Date of this Agreement.

b. Provided that Employee elects continuation coverage pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), for Employee and Employee’s eligible dependents (if any) within the time period prescribed pursuant to COBRA, the Company will pay COBRA premiums on a monthly basis for such coverage of Employee and any of Employee’s eligible dependents covered under the Company’s health insurance (medical, dental and vision) plans as of immediately prior to the termination of Employee’s employment with the Company, until the earliest of (x) payment by the Company of a period of nine (9) months of such COBRA premiums (in other words, coverage through December 31, 2016), (y) the date upon which Employee has secured other employment, or (z) the date upon which Employee and/or Employee’s eligible dependents otherwise become covered under other health (medical, dental and/or vision) plans.

c. Provided that the Effective Date occurs no later than sixty (60) days following the Separation Date, twenty‑five percent (25%) of Employee’s RSUs, which is equivalent to a total of 23,750 Shares subject to the RSUs (the “Accelerating Units”), will accelerate vesting effective as of the Effective Date. For the avoidance of doubt, notwithstanding any contrary provision set forth in the RSU Agreement, to the extent necessary to enable the Accelerating Units to accelerate vesting in accordance with this Section 1.c., the Accelerating Units will remain outstanding, and will neither be forfeited nor return to the Plan, until the sixty-first (61st) day following the Separation Date. Except as set forth in this Section 1.c., the RSUs will remain subject to all of the terms and conditions of the Plan and RSU Agreement. Employee acknowledges that he remains subject to the terms of the Company’s Insider Trading Policy and Guidelines With Respect to Certain Transactions in Securities until its applicability to him expires by its terms.

2.Stock. Except as set forth in Section 1.c. above, the Parties agree that for purposes of determining the number of Shares that Employee is entitled to purchase from the Company pursuant to the exercise of outstanding options to purchase Shares or in which Employee has vested

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pursuant to any other equity awards covering Shares, Employee will be considered to have vested only up to the Separation Date. Employee acknowledges that as of the Separation Date, 739 Shares subject to the Option are vested and the remaining 34,761 Shares subject to the Option that remain unvested will be forfeited automatically, such that Employee no longer will have any rights with respect to the unvested portion of the Option or the Shares subject thereto. In addition, Employee acknowledges that as of the Separation Date, Employee has not vested in any other equity awards and that all RSUs and PSUs remain unvested.  Pursuant to the terms and conditions of the Plan and the RSU Agreement or PSU Agreement, as applicable, relating to such equity awards, and except as set forth in Section 1.c. above, any RSU and PSUs that are unvested as of the Separation Date will be cancelled immediately on the Separation Date and Employee no longer will have any rights with respect to such cancelled RSUs and PSUs and Shares subject to thereto.

3.Benefits. Employee’s health insurance benefits shall cease on the last day of March 2016, subject to Employee’s right to continue his health insurance under COBRA. Employee’s participation in all benefits and incidents of employment, including, but not limited to, vesting in equity awards (except as set forth in Section 1.c. above with respect to Employee’s RSUs), and the accrual of bonuses, and paid time off, ceased as of the Separation Date.

4.Payment of Salary and Receipt of All Benefits. Employee acknowledges and represents that, other than the consideration set forth in this Agreement, the Company has paid or provided all salary, wages, bonuses, accrued paid time off, premiums, leaves, housing allowances, relocation costs, interest, severance, outplacement costs, fees, reimbursable expenses, commissions, stock, stock options, vesting, and any and all other benefits and compensation due to Employee.

5.Release of Claims. Employee agrees that the foregoing consideration represents settlement in full of all outstanding obligations owed to Employee by the Company and its current and former officers, directors, employees, agents, investors, attorneys, shareholders, administrators, affiliates, benefit plans, plan administrators, insurers, trustees, divisions, and subsidiaries, and predecessor and successor corporations and assigns (collectively, the “Releasees”). Employee, on his own behalf and on behalf of his respective heirs, family members, executors, agents, and assigns, hereby and forever releases the Releasees from, and agrees not to sue concerning, or in any manner to institute, prosecute, or pursue, any claim, complaint, charge, duty, obligation, demand, or cause of action relating to any matters of any kind, whether in law and/or in equity, related directly or indirectly or in any way in connection with any transaction, affairs or occurrences between them to date, whether presently known or unknown, suspected or unsuspected, that Employee may possess against any of the Releasees arising from any omissions, acts, facts, or damages that have occurred up until and including the Effective Date of this Agreement. The release given by Employee to the Releasees in this Agreement applies to all state and federal claims to the maximum extent permitted by law, without limitation, including:

a.    any and all claims relating to or arising from Employee’s employment relationship with the Company and the termination of that relationship;

b.    any and all claims relating to, or arising from, Employee’s right to purchase, or actual purchase of shares of stock of the Company, including, without limitation, any

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claims for fraud, misrepresentation, breach of fiduciary duty, breach of duty under applicable state corporate law, and securities fraud under any state or federal law;

c.    any and all claims for wrongful discharge of employment; termination in violation of public policy; discrimination; harassment; retaliation; breach of contract, both express and implied; breach of covenant of good faith and fair dealing, both express and implied; promissory estoppel; negligent or intentional infliction of emotional distress; fraud; negligent or intentional misrepresentation; negligent or intentional interference with contract or prospective economic advantage; unfair business practices; defamation; libel; slander; negligence; personal injury; assault; battery; invasion of privacy; false imprisonment; conversion; and disability benefits;

d.    any and all claims for violation of any federal, state, or municipal statute, including, but not limited to, Title VII of the Civil Rights Act of 1964; the Civil Rights Act of 1991; the Rehabilitation Act of 1973; the Americans with Disabilities Act of 1990; the Equal Pay Act; the Fair Labor Standards Act; the Fair Credit Reporting Act; the Age Discrimination in Employment Act of 1967; the Older Workers Benefit Protection Act; the Employee Retirement Income Security Act of 1974; the Worker Adjustment and Retraining Notification Act; the Family and Medical Leave Act; the Sarbanes-Oxley Act of 2002; the Immigration Control and Reform Act; the California Family Rights Act; the California Labor Code; the California Workers’ Compensation Act; and the California Fair Employment and Housing Act;

e.    any and all claims for violation of the federal or any state constitution;

f.    any and all claims arising out of any other laws and regulations relating to employment or employment discrimination;

g.    any claim for any loss, cost, damage, or expense arising out of any dispute over the nonwithholding or other tax treatment of any of the proceeds received by Employee as a result of this Agreement;

h.     any claim for tortious acts or omissions and/or contract claims, or other common law claims, or statutory law claims; and

i.    any and all claims for attorneys’ fees and costs.

Employee agrees that the release set forth in this section shall be and remain in effect in all respects as a complete general release as to the matters released. Employee represents that he has made no assignment or transfer of any right, claim, complaint, charge, duty, obligation, demand, cause of action, or other matter waived or released by this section.

This release does not extend to any obligations incurred under this Agreement nor to Employee’s rights of indemnity as a former employee of the Company. This release does not release claims that cannot be released as a matter of law, including, but not limited to, Employee’s

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right to file a charge with or participate in a charge by the Equal Employment Opportunity Commission, or any other local, state, or federal administrative body or government agency that is authorized to enforce or administer laws related to employment, against the Company (with the understanding that any such filing or participation does not give Employee the right to recover any monetary damages against the Company; Employee’s release of claims herein bars Employee from recovering such monetary relief from the Company.

6.Acknowledgment of Waiver of Claims under ADEA. Employee acknowledges that he is waiving and releasing any rights he may have under the Age Discrimination in Employment Act of 1967 ("ADEA"), and that this waiver and release is knowing and voluntary. Employee agrees that this waiver and release does not apply to any rights or claims that may arise under the ADEA after the Effective Date of this Agreement. Employee acknowledges that the consideration given for this waiver and release is in addition to anything of value to which Employee was already entitled. Employee further acknowledges that he has been advised by this writing that: (a) he should consult with an attorney prior to executing this Agreement; (b) he has twenty-one (21) days within which to consider this Agreement; (c) he has seven (7) days following his execution of this Agreement to revoke this Agreement; (d) this Agreement shall not be effective until after the revocation period has expired; and (e) nothing in this Agreement prevents or precludes Employee from challenging or seeking a determination in good faith of the validity of this waiver under the ADEA, nor does it impose any condition precedent, penalties, or costs for doing so, unless specifically authorized by federal law. In the event Employee signs this Agreement and returns it to the Company in less than the 21-day period identified above, Employee hereby acknowledges that he has freely and voluntarily chosen to waive the time period allotted for considering this Agreement.

7.California Civil Code Section 1542. Employee acknowledges that he has been advised to consult with legal counsel and, whether employed in California or elsewhere, is familiar with the provisions of California Civil Code Section 1542, a statute that otherwise prohibits the release of unknown claims, which provides as follows:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.

Employee, being aware of said code section, agrees expressly to waive any rights he may have thereunder, or under any similar law of any state or territory of the United States or other jurisdiction, as well as under any other statute or common law principles of similar effect.

8.No Pending or Future Lawsuits. Employee represents that he has no lawsuits, claims, or actions pending in his name, or on behalf of any other person or entity, against the Company or any of the other Releasees. Employee also represents that he does not intend to bring any claims on his own behalf or on behalf of any other person or entity against the Company or any of the other Releasees.

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9.Application for Employment. Employee understands and agrees that, as a condition of this Agreement, Employee shall not be entitled to any employment with the Company, and Employee hereby waives any right, or alleged right, of employment or re-employment with the Company.

10.Confidentiality. Employee agrees to maintain in complete confidence the existence of this Agreement, the contents and terms of this Agreement, and the consideration for this Agreement (hereinafter collectively referred to as “Separation Information”). Except as required by law, Employee may disclose Separation Information only to his immediate family members, the Court in any proceedings to enforce the terms of this Agreement, Employee’s attorney(s), and Employee’s accountant and any professional tax advisor to the extent that they need to know the Separation Information in order to provide advice on tax treatment or to prepare tax returns, and must prevent disclosure of any Separation Information to all other third parties. Employee agrees that he will not publicize, directly or indirectly, any Separation Information.

11.Trade Secrets and Confidential Information/Company Property. Employee reaffirms and agrees to observe and abide by the terms of the Confidentiality Agreement, specifically including the provisions therein regarding nondisclosure of the Company’s trade secrets and confidential and proprietary information, and non-solicitation of Company employees. Employee’s signature below constitutes his certification under penalty of perjury that he has returned all documents and other items provided to Employee by the Company, developed or obtained by Employee in connection with his employment with the Company, or otherwise belonging to the Company.

12.No Cooperation. Employee agrees that he will not knowingly encourage, counsel, or assist any person, including any attorneys or their clients, in the presentation or prosecution of any disputes, differences, grievances, claims, charges, or complaints by any third party against any of the Releasees, unless under a subpoena or other court order to do so or as related directly to the ADEA waiver in this Agreement. Employee agrees both to immediately notify the Company upon receipt of any such subpoena or court order, and to furnish, within three (3) business days of its receipt, a copy of such subpoena or other court order to the Company. If approached by anyone for counsel or assistance in the presentation or prosecution of any disputes, differences, grievances, claims, charges, or complaints against any of the Releasees, Employee shall state no more than that he cannot provide counsel or assistance.

13.Non-disparagement. Employee agrees to refrain from any disparagement, defamation, libel, or slander of any of the Releasees, and agrees to refrain from any tortious interference with the contracts and relationships of any of the Releasees. Employee shall direct any inquiries by potential future employers to the Company’s human resources department and A10 agrees to a neutral employment reference, and upon inquiry, the Company shall provide only Employee’s job title, dates of employment, and if authorized by employee in writing, his salary information.

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14.Breach. In addition to the rights provided in the “Attorneys’ Fees” section below, Employee acknowledges and agrees that any material breach of this Agreement, unless such breach constitutes a legal action by Employee challenging or seeking a determination in good faith of the validity of the waiver herein under the ADEA, or of any provision of the Confidentiality Agreement shall entitle the Company immediately to recover and/or cease providing the consideration provided to Employee under this Agreement and to obtain damages, except as provided by law.

15.No Admission of Liability. Employee understands and acknowledges that this Agreement constitutes a compromise and settlement of any and all actual or potential disputed claims by Employee. No action taken by the Company hereto, either previously or in connection with this Agreement, shall be deemed or construed to be (a) an admission of the truth or falsity of any actual or potential claims or (b) an acknowledgment or admission by the Company of any fault or liability whatsoever to Employee or to any third party.
16.Non-solicitation. Employee agrees that for a period of twelve (12) months immediately following the Effective Date of this Agreement, Employee shall not directly or indirectly solicit any of the Company’s employees to leave their employment at the Company.

17.Costs. The Parties shall each bear their own costs, attorneys’ fees, and other fees incurred in connection with the preparation of this Agreement.

18.ARBITRATION. THE PARTIES AGREE THAT ANY AND ALL DISPUTES ARISING OUT OF THE TERMS OF THIS AGREEMENT, THEIR INTERPRETATION, AND ANY OF THE MATTERS HEREIN RELEASED (A “CLAIM”) SHALL BE SUBJECT TO ARBITRATION IN SANTA CLARA COUNTY, CALIFORNIA, BEFORE A SINGLE ARBITRATOR WITH JUDICIAL ARBITRATION & MEDIATION SERVICES (“JAMS”), PURSUANT TO ITS EMPLOYMENT ARBITRATION RULES & PROCEDURES, WHICH CAN BE FOUND AT JAMSADR.COM (“JAMS RULES).

(a)	Each party shall have the right to take written discovery and depositions as provided under the California Code of Civil Procedure.

(b)
If Employee alleges violation of a statute, including, without limitation, the California Fair Employment and Housing Act, the 1964 Civil Rights Act, the Age Discrimination in Employment Act, or the Americans with Disabilities Act, the Company will advance all costs of arbitration that would not be incurred if the dispute were litigated in court, including the fees of the arbitrator and any arbitration administrative fees.

(c)
Except as set forth above, or as otherwise provided by statute or prohibited by law, the arbitrator shall award attorneys’ fees and costs to the prevailing party.  Additionally, should either party attempt to resolve a Claim by any method other than arbitration, the prevailing party in any court motion to compel arbitration will be entitled to recover from the other party all costs and attorneys’ fees incurred as a result of that motion to compel.

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(d)
The arbitrator may grant injunctions, but neither party is prevented by the within arbitration agreement from seeking injunctive relief or any other provisional remedy from any court having jurisdiction over the parties and the subject matter of their dispute relating to this Agreement and the agreements incorporated herein by reference.

(e)
The arbitrator’s decision shall be a reasoned decision and shall be final and binding upon the parties. The parties agree that the prevailing party in any arbitration shall be entitled to injunctive relief in any court of competent jurisdiction to enforce the arbitration award.

(f)
Should any part of the arbitration agreement contained in this section 18 conflict with any other arbitration agreement between the parties, the parties agree that this arbitration agreement shall govern.

THE PARTIES UNDERSTAND THAT, BY THIS AGREEMENT, THEY ARE WAIVING THEIR RIGHT TO HAVE A CLAIM ADJUDICATED BY A COURT OR JURY.

THE PARTIES FURTHER UNDERSTAND AND AGREE THAT THEY ARE WAIVING THEIR RIGHT TO BE A PARTY OR CLASS MEMBER IN ANY PURPORTED CLASS OR REPRESENTATIVE PROCEEDING ALLEGING ANY CLAIMS.

19.Authority. The Company represents and warrants that the undersigned has the authority to act on behalf of the Company and to bind the Company and all who may claim through it to the terms and conditions of this Agreement. Employee represents and warrants that he has the capacity to act on his own behalf and on behalf of all who might claim through him to bind them to the terms and conditions of this Agreement. Each Party warrants and represents that there are no liens or claims of lien or assignments in law or equity or otherwise of or against any of the claims or causes of action released herein.

20.No Representations. Employee represents that he has had an opportunity to consult with an attorney, and has carefully read and understands the scope and effect of the provisions of this Agreement. Employee has not relied upon any representations or statements made by the Company that are not specifically set forth in this Agreement.

21.Severability. In the event that any provision or any portion of any provision hereof or any surviving agreement made a part hereof becomes or is declared by a court of competent jurisdiction or arbitrator to be illegal, unenforceable, or void, this Agreement shall continue in full force and effect without said provision or portion of provision.

22.Attorneys’ Fees. Except with regard to a legal action challenging or seeking a determination in good faith of the validity of the waiver herein under the ADEA, or as otherwise provided herein, in the event that either Party brings an action to enforce or effect its rights under this Agreement, the prevailing Party shall be entitled to recover its costs and expenses, including the

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costs of mediation, arbitration, litigation, court fees, and reasonable attorneys’ fees incurred in connection with such an action.

23.Entire Agreement. With the exception of the Confidentiality Agreement and the Stock Agreements, this Agreement represents the entire agreement and understanding between the Company and Employee concerning the subject matter of this Agreement and Employee’s employment with and separation from the Company and the events leading thereto and associated therewith, and supersedes and replaces any and all prior agreements and understandings concerning the subject matter of this Agreement and Employee’s relationship with the Company, including without limitation the Change in Control Agreement.

24.No Oral Modification. This Agreement may only be amended in a writing signed by Employee and the Company’s Chief Executive Officer.

25.Governing Law. This Agreement shall be governed by the laws of the State of California, without regard for choice-of-law provisions. Employee consents to personal and exclusive jurisdiction and venue in the State of California.

26.Effective Date. Employee understands that this Agreement shall be null and void if not executed by him and delivered to the Company within twenty one (21) days of the Separation Date.  This Agreement will become effective on the eighth (8th) day after Employee signed this Agreement, so long as it has been signed by the Parties and has not been revoked under the terms of section 6 above before that date (the “Effective Date”).

27.Counterparts. This Agreement may be executed in counterparts and by facsimile, and each counterpart and facsimile shall have the same force and effect as an original and shall constitute an effective, binding agreement on the part of each of the undersigned.

28.Voluntary Execution of Agreement. Employee understands and agrees that he executed this Agreement voluntarily, without any duress or undue influence on the part or behalf of the Company or any third party, with the full intent of releasing all of his claims against the Company and any of the other Releasees. Employee acknowledges that:

(a)    he has read this Agreement;

(b)	he has been represented in the preparation, negotiation, and execution of this Agreement by legal counsel of his own choice or has elected not to retain legal counsel;

(c)	he understands the terms and consequences of this Agreement and of the releases it contains; and

(d)    he is fully aware of the legal and binding effect of this Agreement.

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IN WITNESS WHEREOF, the Parties have executed this Agreement on the respective dates set forth below.

Sanjay Kapoor, AN INDIVIDUAL

/s/ Sanjay Kapoor
Sanjay Kapoor
Dated: March 22, 2016

A10 NETWORKS, INC.

/s/ Laurie Buzzell
Laurie Buzzell
Vice President Human Resources
Dated: March 22, 2016

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